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                                                                 EXHIBIT (A)(11)

                                                              December 16, 1996

To Our Clients:

  Aon Corporation, through its wholly owned subsidiary, Subsidiary Corporation, Inc., a Maryland corporation (the "Offeror"), is making an offer to purchase all the shares of Common Stock, par value $1.00 per share, and associated preferred stock purchase rights (the "A&A Shares"), of Alexander & Alexander Services Inc., a Maryland corporation ("A&A"), at a purchase price of $17.50 per Share, net to seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 16, 1996, and the related Letter of Transmittal (which together constitute the "Offer"). A copy of the Offer to Purchase and Letter of Transmittal is enclosed. This material is being forwarded to you as a beneficial owner of Class 1 Special Shares ("RSC Shares") of Reed Stenhouse Companies Limited ("RSC") carried by us in your account but not registered in your name. Each RSC Share is intended to represent the economic equivalent of one A&A Share. In order to participate in the Offer, it will be necessary for you to instruct us to (a) request the redemption of your RSC Shares for A&A Shares on a one-for-one basis, and (b) tender the A&A Shares received upon such redemption pursuant to the terms and conditions set forth in the Offer.

  A REQUEST FOR REDEMPTION OF THE RSC SHARES AND THEN A TENDER OF THE A&A SHARES RECEIVED UPON REDEMPTION CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE RETRACTION AND TENDER REQUEST AND THE LETTER OF TRANSMITTAL ARE FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO REQUEST REDEMPTION OF ANY RSC SHARES HELD BY US FOR YOUR ACCOUNT OR TO TENDER PURSUANT TO THE OFFER ANY A&A SHARES ISSUABLE UPON SUCH REDEMPTION.

  Accordingly, with regard to RSC Shares held by us for your account, we need instructions as to whether you wish to request the redemption of your RSC Shares for A&A Shares and whether you wish to tender the A&A Shares received upon such redemption request pursuant to the Offer.

  Please note the following:

    1. RSC Shares are convertible for A&A Shares on a one-for-one basis.

    2. Your request for redemption will be effected on the date (the "Redemption Date") the Offeror first accepts for payment A&A Shares pursuant to the Offer.

    3. If the Redemption Date does not occur prior to 12:00 midnight (New York time) on April 1, 1997, the RSC Shares tendered for redemption will be returned to your account. You may also withdraw your instructions prior to the purchase of the A&A Shares by contacting us directly. In addition, you are entitled to certain withdrawal rights described in the Offer to Purchase.

    4. The tender price is U.S. $17.50 per A&A Share, net to you in cash without interest.

    5. The Offer is being made for all of the outstanding A&A Shares.

    6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 14, 1997, unless the Offer is extended.

    7. The Offer is conditioned upon, among other things, there being validly tendered prior to the expiration of the Offer and not withdrawn a number of A&A Shares which would constitute at least a majority of the combined voting power of the A&A Shares, the Class A Common Stock of A&A and the Class C Common Stock of A&A (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, such shares outstanding at the expiration date of the Offer, other than the conversion of the 8% Series B Cumulative Convertible Preferred Stock of A&A). The Offer is also subject to the other terms and conditions contained in the Offer to Purchase.

  If you wish to have us request the redemption of your RSC Shares for A&A Shares and tender the A&A Shares received upon such redemption pursuant to the Offer, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO ACT ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.
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  The Offer is made solely by the Offer to Purchase and the related Letter of
Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of A&A Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by Lazard Freres & Co. LLC or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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                         INSTRUCTIONS WITH RESPECT TO
              REQUEST FOR REDEMPTION AND TENDER PURSUANT TO OFFER

  The undersigned acknowledge(s) receipt of your letter and the enclosed Retraction and Tender Request, and Offer to Purchase dated December 16, 1996 (the "Offer to Purchase") and the related Letter of Transmittal (the Offer to Purchase and related Letter of Transmittal together constituting the "Offer") in connection with the offer by Subsidiary Corporation, Inc., a Maryland corporation (the "Offeror") and a wholly owned subsidiary of Aon Corporation, a Delaware corporation, to purchase all outstanding shares of Common Stock, par value $1.00 per share, of Alexander & Alexander Services Inc., a Maryland corporation, including the associated preferred stock purchase rights (the "A&A Shares").

  This will instruct you to request the redemption of that number of Class 1 Special Shares (the "RSC Shares") of Reed Stenhouse Companies Limited ("RSC") indicated below (or if no number is indicated below, all RSC Shares) which are held by you for the account of the undersigned, and to tender all the A&A Shares received upon such redemption upon the terms and subject to the conditions set forth in the Offer.

Number of RSC Shares Requested to be
             Redeemed:*

                                                        SIGN HERE


                                          -------------------------------------


                                          -------------------------------------
Account Number:                                       Signature(s)


                                          -------------------------------------

Date:                                     -------------------------------------
                                                     (Print Name(s))

                                          -------------------------------------

                                          -------------------------------------
                                                   (Print Address(es))

                                          -------------------------------------
                                           (Area Code and Telephone Number(s))

                                          -------------------------------------
                                               (Taxpayer Identification or
                                              Social Security Number(s))**

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*If you elect to tender for redemption RSC Shares held by us for your account, then we will automatically tender pursuant to the Offer any A&A Shares received upon such redemption.
**Holders that are not United States citizens or resident aliens must submit a completed IRS Form W-8 to avoid 31% backup withholding.

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